                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                 ____________________

                                     SCHEDULE 13G
                                    (RULE 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. _____)(1)


                                   AMAZON.COM, INC.
-------------------------------------------------------------------------------
                                   (NAME OF ISSUER)


                                     COMMON STOCK
-------------------------------------------------------------------------------
                            (TITLE OF CLASS OF SECURITIES)


                                      0000231351
-------------------------------------------------------------------------------
                                    (CUSIP NUMBER)






---------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

 CUSIP NO. 0000231351                 13G             Page 2 of 18 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII") 77-0431351

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA LIMITED PARTNERSHIP


       NUMBER         5    SOLE VOTING POWER
                                                                      -0-
         OF
                      6    SHARED VOTING POWER
       SHARES
                                                                   3,315,966
    BENEFICIALLY
                      7    SOLE DISPOSITIVE POWER
      OWNED BY
                                                                      -0-
     REPORTING
                      8    SHARED DISPOSITIVE POWER
       PERSON                                                      3,315,966

        WITH


   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   3,315,966

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       13.9%

  12   TYPE OF REPORTING PERSON*
                                                                         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                 13G             Page 3 of 18 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KPCB VIII ASSOCIATES, L.P., A CALIFORNIA
            LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA LIMITED PARTNERSHIP


       NUMBER         5    SOLE VOTING POWER
                                                                      -0-
         OF

       SHARES         6    SHARED VOTING POWER
                                3,315,966 SHARES DIRECTLY HELD BY KPCB VIII.
    BENEFICIALLY                KPCB VIII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB VIII.
      OWNED BY

     REPORTING        7    SOLE DISPOSITIVE POWER

       PERSON                                                         -0-
                      8    SHARED DISPOSITIVE POWER
        WITH                    3,315,966 SHARES DIRECTLY HELD BY KPCB VIII.
                                KPCB VIII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VIII.




   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   3,315,966

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       13.9%

  12   TYPE OF REPORTING PERSON*
                                                                         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                 13G             Page 4 of 18 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            BROOK BYERS

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES


       NUMBER
                      5    SOLE VOTING POWER
         OF                                                         5,882

       SHARES         6    SHARED VOTING POWER
                                3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES
                                ARE DIRECTLY HELD BY KPCB INFORMATION SCIENCES
      OWNED BY                  ZAIBATSU FUND II, L.P., A CALIFORNIA LIMITED
                                PARTNERSHIP ("KPCB ZF II").   KPCB VIII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VIII.
                                KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED
       PERSON                   PARTNERSHIP ("KPCB VII ASSOCIATES") IS THE
                                GENERAL PARTNER OF KPCB ZF II.  MR. BYERS IS A
        WITH                    GENERAL PARTNER OF KPCB VIII ASSOCIATES AND
                                KPCB VII ASSOCIATES.  MR. BYERS DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VIII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                    5,882
                      8    SHARED DISPOSITIVE POWER
                                3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES
                                ARE DIRECTLY HELD BY KPCB ZF II.   KPCB VIII
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VIII. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB ZF II. MR. BYERS IS A GENERAL PARTNER OF KPCB VIII ASSOCIATES AND KPCB VII ASSOCIATES. MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VIII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   3,407,258

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       14.2%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                 13G             Page 5 of 18 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            KEVIN COMPTON

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES


       NUMBER         5    SOLE VOTING POWER
                                                                    5,882
         OF
                      6    SHARED VOTING POWER
       SHARES                   3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE
                                DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES
    BENEFICIALLY                ARE DIRECTLY HELD BY KPCB ZF II.   KPCB VIII
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VIII.
      OWNED BY                  KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB ZF II.  MR. COMPTON IS A GENERAL PARTNER
     REPORTING                  OF KPCB VIII ASSOCIATES AND KPCB VII
                                ASSOCIATES.  MR. COMPTON DISCLAIMS BENEFICIAL
       PERSON                   OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB
                                VIII AND KPCB ZF II.
        WITH

                      7    SOLE DISPOSITIVE POWER
                                                                    5,882
                      8    SHARED DISPOSITIVE POWER
                                3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES
                                ARE DIRECTLY HELD BY KPCB ZF II.   KPCB VIII
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VIII. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB ZF II. MR. COMPTON IS A GENERAL PARTNER OF KPCB VIII ASSOCIATES AND KPCB VII ASSOCIATES. MR. COMPTON DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VIII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   3,413,258

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       14.3%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                 13G             Page 6 of 18 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            L. JOHN DOERR

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES


       NUMBER         5    SOLE VOTING POWER
                                                                    5,883
         OF
                      6    SHARED VOTING POWER
       SHARES                   3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE
                                DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES
    BENEFICIALLY                ARE DIRECTLY HELD BY KPCB ZF II.  KPCB VIII
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VIII.
      OWNED BY                  KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB ZF II.  MR. DOERR IS A GENERAL PARTNER OF
     REPORTING                  KPCB VIII ASSOCIATES AND KPCB VII ASSOCIATES.
                                MR. DOERR DISCLAIMS BENEFICIAL OWNERSHIP OF THE
       PERSON                   SHARES HELD DIRECTLY BY KPCB VIII AND KPCB ZF
                                II.
        WITH

                      7    SOLE DISPOSITIVE POWER
                                                                    5,883
                      8    SHARED DISPOSITIVE POWER
                                3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES
                                ARE DIRECTLY HELD BY KPCB ZF II.   KPCB VIII
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VIII. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB ZF II. MR. DOERR IS A GENERAL PARTNER OF KPCB VIII ASSOCIATES AND KPCB VII ASSOCIATES. MR. DOERR DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VIII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   3,407,259

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       14.2%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                 13G             Page 7 of 18 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            WILLIAM R. HEARST III

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES


       NUMBER         5    SOLE VOTING POWER
                                                                    4,707
         OF
                      6    SHARED VOTING POWER
       SHARES                   3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE
                                DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES
    BENEFICIALLY                ARE DIRECTLY HELD BY KPCB ZF II.  KPCB VIII
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VIII.
      OWNED BY                  KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB ZF II.  MR. HEARST IS A GENERAL PARTNER OF
     REPORTING                  KPCB VIII ASSOCIATES AND KPCB VII ASSOCIATES.
                                MR. HEARST DISCLAIMS BENEFICIAL OWNERSHIP OF
       PERSON                   THE SHARES HELD DIRECTLY BY KPCB VIII AND KPCB
                                ZF II.
        WITH

                      7    SOLE DISPOSITIVE POWER
                                                                    4,707
                      8    SHARED DISPOSITIVE POWER
                                3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VIII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VIII. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB ZF II. MR. HEARST IS A GENERAL PARTNER OF KPCB VIII ASSOCIATES AND KPCB VII ASSOCIATES. MR. HEARST DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VIII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   3,406,083

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       14.2%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                 13G             Page 8 of 18 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            VINOD KHOSLA

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES


       NUMBER         5    SOLE VOTING POWER
                                                                    5,882
         OF
                      6    SHARED VOTING POWER
       SHARES                   3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE
                                DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES
    BENEFICIALLY                ARE DIRECTLY HELD BY KPCB ZF II.   KPCB VIII
                                ASSOCIATES IS A GENERAL PARTNER OF KPCB VIII.
      OWNED BY                  KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB ZF II.  MR. KHOSLA IS THE GENERAL PARTNER
     REPORTING                  OF KPCB VIII ASSOCIATES AND KPCB VII
                                ASSOCIATES.  MR. KHOSLA DISCLAIMS BENEFICIAL
       PERSON                   OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB
                                VIII AND KPCB ZF II.
        WITH

                      7    SOLE DISPOSITIVE POWER
                                                                    5,882
                      8    SHARED DISPOSITIVE POWER
                                3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES
                                ARE DIRECTLY HELD BY KPCB ZF II.   KPCB VIII
                                ASSOCIATES IS A GENERAL PARTNER OF KPCB VIII. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB ZF II. MR. KHOSLA IS THE GENERAL PARTNER OF KPCB VIII ASSOCIATES AND KPCB VII ASSOCIATES. MR. KHOSLA DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VIII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   3,407,258

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       14.2%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                 13G             Page 9 of 18 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            JOSEPH LACOB

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES


       NUMBER         5    SOLE VOTING POWER
                                                                    5,882
         OF
                      6    SHARED VOTING POWER
       SHARES                   3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE
                                DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES
    BENEFICIALLY                ARE DIRECTLY HELD BY KPCB ZF II.   KPCB VIII
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VIII.
      OWNED BY                  KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB ZF II.  MR. LACOB IS A GENERAL PARTNER OF
     REPORTING                  KPCB VIII ASSOCIATES AND KPCB VII ASSOCIATES.
                                MR. LACOB DISCLAIMS BENEFICIAL OWNERSHIP OF THE
       PERSON                   SHARES HELD DIRECTLY BY KPCB VIII AND KPCB ZF
                                II.
        WITH

                      7    SOLE DISPOSITIVE POWER
                                                                    5,882
                      8    SHARED DISPOSITIVE POWER
                                3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES
                                ARE DIRECTLY HELD BY KPCB ZF II.   KPCB VIII
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VIII. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB ZF II. MR. LACOB IS A GENERAL PARTNER OF KPCB VIII ASSOCIATES AND KPCB VII ASSOCIATES. MR. LACOB DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VIII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   3,407,258

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       14.2%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000231351                 13G             Page 10 of 18 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            DOUGLAS MACKENZIE

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES


       NUMBER         5    SOLE VOTING POWER
                                                                    5,882
         OF
                      6    SHARED VOTING POWER
       SHARES                   3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE
                                DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES
    BENEFICIALLY                ARE DIRECTLY HELD BY KPCB ZF II.   KPCB VIII
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VIII.
      OWNED BY                  KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB ZF II.  MR. MACKENZIE IS A GENERAL PARTNER
     REPORTING                  OF KPCB VIII ASSOCIATES AND KPCB VII
                                ASSOCIATES.  MR. MACKENZIE DISCLAIMS BENEFICIAL
       PERSON                   OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB
                                VIII AND KPCB ZF II.
        WITH

                      7    SOLE DISPOSITIVE POWER
                                                                    5,882
                      8    SHARED DISPOSITIVE POWER
                                3,401,376 SHARES OF WHICH 3,315,966 SHARES ARE DIRECTLY HELD BY KPCB VIII AND 85,410 SHARES
                                ARE DIRECTLY HELD BY KPCB ZF II.   KPCB VIII
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VIII. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB ZF II. MR. MACKENZIE IS A GENERAL PARTNER OF KPCB VIII ASSOCIATES AND KPCB VII ASSOCIATES. MR. MACKENZIE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VIII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   3,407,258

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       14.2%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                        Page 11 of 18 Pages

ITEM 1(a)     NAME OF ISSUER:

              Amazon.com, Inc.


ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              1516 Second Avenue, 2nd Floor
              Seattle, WA 98101

ITEM 2(a)-(c) NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

              This statement is being filed by KPCB VIII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VIII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VIII Associates are also general partners of KPCB VII Associates.

              KPCB VIII Associates is general partner to KPCB VIII. KPCB VII Associates is general partner to KPCB ZF II. With respect to KPCB VIII Associates, this statement relates only to KPCB VIII Associates and, for those general partners of KPCB VIII Associates who are also general partners of KPCB VII Associates, KPCB VIII Associates' indirect, beneficial ownership of the shares of Common Stock of Amazon.com, Inc., held directly by KPCB VIII and KPCB ZF II (the "Shares") and, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control. The Shares are held directly by KPCB VIII and KPCB ZF II, and KPCB VIII Associates and KPCB VII Associates do not directly or otherwise hold any Shares. Management of the business affairs of KPCB VIII Associates and KPCB VII Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VIII Associates and KPCB VII Associates, respectively, each of whom disclaims beneficial ownership of the Shares.

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              Common Stock


ITEM 2(e)     CUSIP NUMBER:

                                                        Page 12 of 18 Pages

              0000231351


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable


ITEM 4.       OWNERSHIP.

              See items 5-11 of cover sheets hereto.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB VIII Associates, KPCB VII Associates and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Amazon.com, Inc., held by such entity. No such partner's rights relate to more than five percent of the class.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable


ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable


ITEM 10.      CERTIFICATION.

              Not Applicable

                                                        Page 13 of 18 Pages

                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1998

BROOK H. BYERS                           KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                         CALIFORNIA
L. JOHN DOERR                            LIMITED PARTNERSHIP
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS P. MACKENZIE                     By:  /s/ Kevin R. Compton
                                              --------------------------
                                              A General Partner

By:  /s/ Michael S. Curry                KLEINER PERKINS CAUFIELD &
     -----------------------------       BYERS VIII, L.P., A CALIFORNIA
     Michael S. Curry                    LIMITED PARTNERSHIP
     Attorney-in-Fact
                                         By KPCB VIII Associates, L.P.,
                                         a California Limited
                                         Partnership, its General
                                         Partner


                                         By:  /s/ Kevin R. Compton
                                              --------------------------
                                              A General Partner

                                                        Page 14 of 18 Pages

                                    EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                                  16

Exhibit B:  List of General Partners of KPCB VIII Associates           17

                                                        Page 15 of 18 Pages

                                      EXHIBIT A


                              AGREEMENT OF JOINT FILING


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 10, 1998, containing the information required by Schedule 13G, for the Shares of Amazon.com, Inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.


Date:  February 10, 1998

BROOK H. BYERS                           KLEINER PERKINS CAUFIELD &
KEVIN R. COMPTON                         BYERS VIII, L.P., A CALIFORNIA
L. JOHN DOERR                            LIMITED PARTNERSHIP
WILLIAM R. HEARST III
VINOD KHOSLA                             By KPCB VIII Associates, L.P.,
JOSEPH S. LACOB                          a California Limited Partnership,
DOUGLAS P. MACKENZIE                     its General Partner

By:  /s/ Michael S. Curry                By:  /s/ Kevin R. Compton
     ------------------------------           ----------------------------
     Michael S. Curry                         A General Partner
     Attorney-in-Fact


KPCB VIII ASSOCIATES, A CALIFORNIA
LIMITED PARTNERSHIP



By:  /s/ Kevin R. Compton
     ------------------------------
     A General Partner

                                                        Page 16 of 18 Pages

                                      EXHIBIT B

                                 General Partners of
                KPCB VIII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


          Set forth below, with respect to each general partner of KPCB VIII Associates, is the following: (a) name; (b) business address; and (c) citizenship.


1.   (a)  Brook H. Byers*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Kevin R. Compton*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  L. John Doerr*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  William R. Hearst III*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  Vinod Khosla*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

                                                        Page 17 of 18 Pages

6.   (a)  Joseph S. Lacob*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

7.   (a)  Douglas P. MacKenzie*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen






---------------------
* Listed individual is also a general partner of KPCB VII Associates, L.P., a California limited partnership.